Exhibit 10.1

*	CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Supply and License Agreement

(With Sub-License & Packaging Rights)

This SUPPLY AND LICENSE AGREEMENT (this “Agreement”) is entered into as of May 1, 2020 (“Effective Date”) by and between Pure Bioscience, Inc., a Delaware corporation with its principal place of business at 9669 Hermosa Avenue, Rancho Cucamonga, CA 91730, hereinafter (“Supplier” or “PURE” or “Pure”), and Packers Sanitation Services, Inc., an Ohio corporation with its principal place of business at 3681 Prism Lane, Kieler, WI 53812, hereinafter (“Licensee”), each referred to as “Party” and collectively as “Parties.”

General

WHEREAS, PURE is engaged in the development and commercialization of certain proprietary patented antimicrobial technology known as silver dihydrogen citrate (“SDC”) products;

WHEREAS, Licensee wishes to purchase certain SDC products and has the relevant know-how needed to package and distribute an EPA (defined below) registered SDC-based antimicrobial for use to consumers, dealers, retailers and end users;

WHEREAS, Licensee assures PURE that it has the resources including but not limited to the capital, facilities, personnel, and technical expertise necessary to package, market and distribute its intended product(s) in the Territory, Field of Use and Distribution Channel (each as defined below); and

WHEREAS, the Licensee wishes to obtain from PURE, and PURE is willing to grant to Licensee, the specific rights to sell EPA registered product(s) containing SDC in the Territory, Field of Use, and Distribution Channel pursuant to certain requirements and contract terms.

THEREFORE, in consideration of the mutual promises, covenants, and agreements made below, the Parties, intending to be legally bound, agree as follows:

1.	Definitions

For purposes of this Agreement, the following terms will have the indicated definitions:

1.1.	“Agreement” has the meaning set forth in the preamble to this Agreement.

1.2.	“Distribution Channel” shall mean a type of business (i.e., retail, commercial) as identified in Exhibit A hereto.

1.3.	“EPA” shall mean the United States Environmental Protection Agency.

1.4.	“FDA” shall mean the Food and Drug Administration.

1.5.	“Field of Use” shall mean, with respect to Licensed Product(s), the type of industry which the Licensed Product(s) are limited to or excluded as identified in Exhibit A hereto.

1.6.	“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

1.7.	“Intellectual Property Rights” shall mean all: (a) Patent Rights; (b) Trademarks (including the Pure Marks); (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.

1.8.	“Know-How Rights” shall mean, collectively, Pure’s rights, data sets, and other know-how regarding the Patent Rights that is necessary for Licensee to use the Product(s) as a raw material to manufacture, package, promote, advertise, distribute and sell Licensed Product(s).

1.9.	“Licensed Product(s)” shall mean, Licensee’s EPA registered product(s) containing SDC manufactured for Licensee for use in the Territory in the applicable Field of Use.

1.10.	“Packaging Rights” shall mean entitlement for only specially approved Licensees per Exhibit “C” hereto, to facilitate the distribution and manufacturing process of Product(s) by way or re-packaging bulk RTU (Ready-to-Use) into approved labeled containers, then sold and distribution by Licensee.

1.11.	“Patent Rights” shall mean (a) the patents and patent applications (including, in each case, divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions thereof) that are owned or controlled by Pure or any of its affiliates that are necessary for Licensee to manufacture, market and distribute the Licensed Product(s) and (b) all additional patent applications (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions thereof) based on or relating to the patents and patent applications set forth in clause (a).

1.12.	“Product(s)” shall be the product as defined in Exhibit A hereto, which is used by Licensee as a raw material to manufacture Licensee’s EPA registered Licensed Products.

1.13.	“Pure Marks” shall mean, collectively, (a) “Pure Bioscience”, (b) “Powered by SDC®”, and (c) any Trademarks owned or licensed by Pure that are not to be used by Licensee without Pure’s prior written consent.

1.14.	“SDC” has the meaning set forth in the recitals to this Agreement.

1.15.	“SDX” shall mean Pure’s patented silver ion technology including the substitution or combination of citric acid with one or more other organic acid(s).

1.16.	“Territory” shall mean the land or region Licensee may market or sell the Licensed Product(s) in as stated in Exhibit A hereto.

1.17.	“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

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1.18.	“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

1.19.	“USDA” shall mean the United States Department of Agriculture.

2.	License and Term

2.1.	License. On the terms and conditions of this Agreement, Pure hereby grants Licensee during the Term a non-transferable, license to use the Product(s) as a raw material to package, promote, advertise, distribute, and sell Licensed Product(s) solely in the Territory in the applicable Field of Use. In addition, Pure hereby grants Licensee during the Term an exclusive, revocable license to distribute and sell Licensed Product(s) solely as set forth in Exhibit A, which is contingent on Licensee meeting the Minimum Purchase Volume obligations set forth in Exhibit B. Licensee shall not distribute, sell or supply to any third party the raw material known as SDC or Axenohl®. Licensee understands, acknowledges and agrees that other non-exclusive licensees now do or will in the future directly compete within the Territory and Field of Use for sales of SDC products. Pure may revise Exhibit A to delete discontinued Products upon thirty (30) days prior written notice to Licensee.

2.2.	Sub-Licenses. The Licensee shall have the limited right to appoint one or more sub-licensees (each, a “Sub-Licensee”) to promote, advertise, distribute, and sell Licensed Product(s) solely in the Territory in the applicable Field of Use. Each Sub-Licensee must be preapproved in writing by Pure before Licensee enters into any agreement to sell Pure’s Product(s) to a Sub-Licensee. Licensee agrees that it shall be fully responsible for each Sub-Licensee’s acts or omissions and shall ensure each Sub-Licensee (a) complies with the terms and conditions of this Agreement to the same extent as if such Sub-Licensee were an original signatory hereto and (b) agrees in advance in writing to be bound by such terms and conditions pursuant to a written agreement (in English) reasonably acceptable to Pure to which Pure is expressly designated as a third party beneficiary. Licensee shall deliver to Pure a fully-executed copy of the agreement described in clause (b) of the previous sentence within three (3) business days after Sub-Licensees enters into such agreement. Licensee shall reimburse Pure for any legal or accounting fees that it incurs as a result of any breach by a Sub-Licensee of this Agreement. Licensee shall immediately notify Pure in writing of any breach by a Sub-Licensee of this Agreement, including but not limited to a Sub-Licensee (i) reselling Licensed Product(s) outside of its applicable Territory, Field of Use or Distribution Channel, (ii) using Pure’s Intellectual Property Rights, Know-How Rights or Patent Rights for any use other than to the extent necessary to use the Product(s) as a raw material to package, promote, advertise, distribute, and sell Licensed Product(s) in the applicable Territory, Field of Use or Distribution Channel, or (iii) reverse engineering any Product(s) or other Pure technology, or determining or attempting to determine the composition, production or characteristics thereof. If Licensee becomes aware of an actual or alleged violation of this Agreement by a Sub-Licensee, the Licensee shall cure such violation within a commercially reasonable period of time but in no event later than thirty (30) days thereafter. Without limiting the generality of the foregoing, in the event of such violation by a Sub-Licensee, the Licensee shall (i) immediately notify Sub-Licensee in writing of any such violation, (ii) conduct an investigation of any such violation, and (iii) suspend further transfer of Product(s) to Sub-Licensee for so long as such violation is not promptly cured to Pure’s satisfaction. Licensee and Sub-Licensee shall jointly develop and maintain a recall plan which incorporates lot tracing to all end users.

2.3.	Intentionally Omitted.

2.4.	Term. This Agreement shall commence on the Effective Date and shall terminate on May 1, 2021 (“Initial Term”), unless terminated sooner in accordance with the provisions of this Agreement.

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2.5.	Option(s) to Extend. Licensee may, at its option upon written notice to Supplier provided at least sixty (60) days prior to the expiration of the Initial Term or any renewal term, extend the term of this Agreement in one (1) year increments (each, a “Renewal Term” and, together with the Initial Term, the “Term”) to a maximum of five (5) years dating from the Effective Date. These Licensee “options” to extend the term of this Agreement are expressly conditioned, with respect to each particular extension, upon the Licensee being in material compliance with the terms of this Agreement as of the date on which it delivers an extension notice under this Section.

3.	Intellectual Property Rights

3.1.	Use of Trademarks and Trade Names. No right, title or interest in or to any PURE Trademarks, trade names, slogans, labels and/or designs used by either the Supplier or the Licensee, nor the goodwill connected therewith is conveyed by this Agreement. Licensee may market and sell the Licensed Product(s) under Licensee’s and Supplier’s respective Trademark(s), but only as set forth on Exhibit A hereto. Licensee may apply to utilize other licensee Trademarks to sell the Licensed Product(s) with Supplier’s prior written consent, and the Parties shall amend Exhibit A to include any such additional Trademarks as necessary during the Term. Any Supplier’s Trademarks which have not been granted for Licensee’s specific use, and applied to Licensed Product by Pure, shall solely be used for the bulk packaging, in connection with the shipping or exporting of the Product(s) to the Territory as may be required by a governing body and shall not be for any other use. Licensee shall not (a) use any Supplier Trademarks, or any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, or (b) register any Trademark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any Trademark or trade name which PURE or any associated company owns or claims rights in. Any goodwill associated with any PURE Trademark affixed or used in connection with the Licensed Product(s) shall accrue to the sole benefit of PURE. Nothing in this Agreement shall create an obligation for PURE to register or otherwise maintain in force any marks.

3.2.	Marketing and Resale Right Only. Licensee is authorized to market the Product(s) only in the form and packaging as authorized by Supplier to Licensee. Other than the express licenses granted by this Agreement, Supplier grants no right or license to Licensee by implication, estoppel, or otherwise to the Product(s) or any of Pure’s Intellectual Property Rights. To the extent that License translates or causes to be translated, any of Pure’s marketing materials, user manuals, or other documentation, Licensee hereby irrevocably assigns all copyrights in such translations to Pure, subject to a non-exclusive, non-transferable, and non-sublicensable license to Licensee, hereby granted by Pure, to use such translations in the Territory during the Term solely on or in connection with the promotion, advertising, resale, or use of the Product(s) permitted under this Agreement.

3.3.	Technology and Patent Rights. PURE shall be the sole and exclusive owner of all Intellectual Property Rights. Licensee hereby irrevocably quitclaims and/or forever assigns to PURE all right, title and interest in and to the Intellectual Property Rights whether now in existence or hereinafter arising as between PURE and Licensee, all right, title and interest in all discoveries and inventions derived from the use of the Intellectual Property Rights hereunder or the activities otherwise contemplated by this Agreement (or otherwise) shall be owned solely by PURE. Licensee hereby represents and warrants that all employees and others acting on its behalf in performing its obligations or exercising its rights hereunder shall be obligated under a binding written agreement to quitclaim and/or forever assign to PURE all discoveries and inventions derived from the use of the Intellectual Property Rights hereunder or the activities otherwise contemplated by this Agreement conceived by such employees or others. PURE shall, at its sole expense and in its unfettered discretion, prepare, file, prosecute and maintain Patent Rights and Pure Marks in the United States and the Territory. PURE shall have the sole right, at its expense and at its sole unfettered option, to enforce Patent Rights and Pure Marks, as well as to retain all proceeds therefrom. Notwithstanding anything to the contrary herein, Licensee stipulates it has no rights respecting the Intellectual Property Rights.

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3.4.	No Copying. The Licensee shall in no event directly or indirectly copy, reverse engineer, or otherwise “pirate” the Product(s).

3.5.	Notification of Suspected Third-Party Infringement. Licensee shall promptly notify the Supplier of any determination, discovery, or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. Supplier shall have the sole right, at its expense, to enforce Intellectual Property Rights and to retain all proceeds therefrom. Licensee shall not take any affirmative legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the Product(s) without the prior written approval of Supplier. At the specific written request of Supplier, Licensee shall assist in the protection and defense of such Intellectual Property Rights, and Supplier agrees to reimburse Licensee for all out of pocket expenses previously approved in writing by Supplier.

3.6.	Licensee SDX Research and/or Patent Prosecution. Without prior written permission of PURE, Licensee stipulates that it has no authority and is hereby forbidden during the Term and for a period of ten (10) years thereafter from engaging in any research/development and/or patent prosecution respecting any and all PURE Intellectual Property Rights. All data, test results, information, discoveries and knowledge, and any summaries, comparative studies, analyses or derivatives thereof, obtained by Licensee from use, investigation, analysis or testing of the SDX material (“SDX Data”) will become the sole property of PURE. Licensee will promptly and fully disclose all SDX Data to PURE. Licensee shall not disclose or publish SDX Data, and shall have no right to provide, disclose or convey SDX Data to any person or entity outside of Licensee for any purpose whatsoever without the prior written approval of PURE. Licensee further agrees not to file any patent applications or seek any patent protection, copyright registration or applications for government approvals which disclose SDX Data or relate to discoveries developed, suggested or confirmed through Licensee’s use, investigation, analysis or testing of the SDX material.

3.6.1.	Licensee agrees to grant, and does hereby grant, to PURE an exclusive, world-wide, royalty-free license with the right to sublicense to any patents, Trade Secret or any other proprietary rights which Licensee may obtain for itself or receive from others which would prevent PURE from making, using, selling, importing, offering for sale any product containing SDX for any purpose in any country, or would prevent PURE from transferring the right to make, use, sell, import, offer for sale SDX for any purpose in any country, to any other person or entity.

3.6.2.	Each Party acknowledges and agrees that SDX is a proprietary product, the sole rights to which are owned by PURE and that any unauthorized manufacture, use, sale, offer for sale or importation of the claimed product, whether for commercial or research purposes, constitutes patent infringement. Further, each Party acknowledges and agrees that confidential information and Trade Secrets relating to SDX in the possession of PURE is a valuable asset of PURE, the public disclosure or dissemination of which would materially injure PURE and constitute an interference with its business.

3.6.3.	Licensee acknowledges and agrees that in the event of any breach or threatened breach of this agreement by Licensee, including but not limited to breach of Sections 3.5.1 and 3.5.2, PURE will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Licensee agrees that PURE will be entitled to specific performance of the Licensee’s obligations under this Agreement as well as such injunctive and other relief as may be granted by a court, or other forum, of competent jurisdiction. Should Licensee file or come into possession of any patent rights subject to conveyance or license to PURE under Sections 3.5.1 or 3.5.2, Licensee shall grant and convey, and does hereby grant and convey, such patent rights to PURE and agrees to take all steps necessary to perfect such rights in PURE.

3.7.	Reservation of Rights. The Supplier specifically reserves the right to commence and/or to continue to market and sell the Licensed Product(s) under its own label within the Territory, the Field of Use and elsewhere. The Parties intend that this Agreement shall not restrict PURE’s freedom to develop and commercialize any and all of PURE’s SDC products. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise. Licensee acknowledges that (a) PURE currently is engaged, and in the future anticipates that it will engage, in the research, development, manufacture and commercialization of SDC products on its own behalf and in collaboration with third parties, and in the grant of licenses and other rights to third parties to do the same; and (b) PURE shall have the unrestricted right, and nothing in this Agreement shall preclude or limit PURE’s right, to exploit PURE’s Intellectual Property Rights.

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4.	Licensee’s Representations, Warranties and Covenants. Licensee represents and warrants and agrees to the following:

4.1.	Due Authorization; Compliance with Laws. The Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. The Licensee has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder. All necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities require to be obtained by Licensee in connection with this Agreement have been obtained. The Licensee shall comply with all regulatory and legal requirements imposed by any applicable Governmental Authority and shall in every event obey all laws. Licensee shall obtain all regulatory approvals to market the Licensed Product(s) in the Territory as expeditiously as possible. In any applicable circumstances, without limitation, Licensee shall faithfully abide with local, state, federal, or international environmental rules and regulatory agencies. Licensee will abide by all aspects of the Federal Insecticide, Fungicide and Rodenticide Act. For Licensed Product(s) sold for use outside of the United States, Licensee will follow applicable regulatory requirements in said foreign jurisdiction(s).

4.2.	Licensed Product Data. Except as otherwise set forth in this Agreement, Licensee shall be solely responsible, at its cost, for regulatory approval and commercialization of the Licensed Product(s) in the Territory and the Field of Use. At the sole expense of Licensee, Supplier will provide reasonable technical assistance and training regarding the use of the Product(s). Supplier will provide Licensee with written authorization to cite all data necessary for the Territory and Field of Use on file with the EPA to support EPA registration of such data and information regarding the SDC component of the Licensed Product(s) in the control of Supplier, to the extent Supplier has the right to provide such data and information. Notwithstanding anything to the contrary in this Agreement, Supplier shall have no obligation to provide Licensee with any technology, data or information related to the manufacture of SDC. All product data described in this Section is identified as Confidential Information and Licensee must protect this data as per Section 11 of this Agreement.

4.3.	Sales and Reporting. Licensee shall use reasonable best efforts to maximize sales of the Licensed Product(s) in the Territory. Licensee shall keep complete and accurate records of the activities by Licensee to package, promote, advertise, distribute, sell and otherwise commercialize the Licensed Product(s) in the Territory (and the results of such activities) for the purpose of complying with regulatory authorities (EPA, FDA, USDA and/or other regulatory agencies). Licensee shall be required to have lot number tracking of the Licensed Product(s) sold to its customers and must require any Sub-Licensee or reseller to do the same.

4.4.	Alliance Manager. Promptly following the Effective Date, Licensee shall appoint a person to act as its alliance manager to coordinate its activities under this Agreement. The alliance manager shall be the primary contact with respect to the activities under this Agreement. Licensee shall notify in writing the Supplier as soon as practicable upon making, and changing, this appointment.

5.	Packaging Rights

5.1.	Re-packaging. Licensee may re-package bulk RTU (Ready-to-Use) Product(s) purchased from Supplier at facilities registered with the EPA or its applicable foreign equivalent which have been preapproved by PURE. Such packaging and labeling must be conducted strictly in conformity with PURE’s packaging requirements and each and all of the technical protocols as designated in Exhibit “C” or those directed by PURE. No modification to such requirements and/or protocols shall be made without prior written approval of PURE.

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6.	Purchase Orders

6.1.	Orders and Acceptance. Licensee may purchase Product(s) under this Agreement by submitting a firm purchase order to Pure. Purchase order cutoff time for first business day is 11:00 a.m. PST. Such purchase order shall be in writing, in a form reasonably acceptable to Pure and shall specify (a) the product identity using Pure’s item number, (b) the quantity of each product ordered, and (c) the place of delivery and the required delivery date therefore, which shall not be less than the required lead-time. No purchase order shall be binding on Pure until accepted and confirmed by Pure in writing. The terms of this Agreement shall supersede the terms of any purchase order or any other document submitted by Licensee to Pure. The lead-time for shipping shall not be less than as designated by Pure. All Product(s) shall be delivered Ex Works place of manufacture (Incoterms 2010). All Product(s) per the purchase order shall be available for pickup by the shipment date. Risk of loss shall pass to Licensee upon delivery by Pure to Licensee. Unless otherwise specified, Licensee shall pay all freight and carrier costs, packaging and container charges, shipping and handling charges, insurance charges, customs duties, taxes, fees and other charges levied by any Governmental Authority in connection with the sale and transport of each Product(s) to Licensee. PURE shall manufacture (or have manufactured), sell and deliver to Licensee all Product(s) required by Licensee as long as Licensee is in strict compliance with all the terms of this Agreement and has timely and properly forecast the Product(s) requirements according to Section 6.2. Licensee shall use the Product(s) solely for the purpose of this Agreement, and for no other purpose.

6.2.	Licensee Forecasts. For each calendar quarter following the Effective Date, Licensee shall in good faith and with due diligence provide to PURE a four-quarter rolling forecast for Licensee’s Product(s) quantity needs. Unless and until Licensee applies under Section 2.5 to extend the term of this Agreement, the referenced forecasts shall be non-binding and informational in nature. Thereafter, and during the entirety of any extended term of this Agreement, Licensee shall be required to purchase not less than [ * ] of the forecasted quantity of Product(s) for the first quarterly period in each of the required rolling four-quarter forecasts.

6.3.	Cancellation of Orders. Once an order has been accepted by the Supplier, it may not be canceled by the Licensee.

6.4.	Freight and Tax Charges. The Licensee must designate in writing, not less than five (5) business days prior to the shipment date, the carrier for shipment and the amount of insurance and nature of coverage in connection with the shipment and delivery of the Product(s). The Licensee must designate a specific carrier for shipment at Supplier’s designated shipment location and at Supplier’s designated time. If the Licensee fails to so designate or provide any or all such items, the Supplier, at its sole discretion, may specify any item not so designated and the Licensee shall forthwith reimburse the Supplier for all such additional sums upon invoice.

6.5.	Packaging. Supplier sells and delivers Product(s) in Supplier’s standard packaging. In the event that Licensee requests specialty packaging, Licensee shall be responsible in advance for all costs related thereto.

6.6.	Warehousing. The Licensee may request that the Supplier ship or otherwise transfer to Licensee’s own warehouse, or to another warehouse owned by a third party. In any event, the Supplier’s shipment or transfer will constitute delivery to the Licensee. The Licensee shall procure insurance to cover risk of damage or loss to these shipments while in the warehouse or in transit. The Licensee shall reimburse the Supplier for all costs incurred by the Supplier, including but not limited to insurance premiums and transportation charges.

6.7.	Rejection and Returns. If a shipment of any Product(s) or any portion thereof is not in conformance with the applicable specifications, then the Licensee shall have the right to reject such shipment of Product(s) if the entire shipment is nonconforming, or the portion thereof that fails to so conform, as the case may be. The Licensee shall give written notice to Pure of its rejection hereunder within ten (10) days after the Distributer’s receipt of such shipment, specifying the grounds for such rejection. Pure shall use its commercially reasonable efforts to cure such rejection or replace such nonconforming shipment of Product(s), or portion thereof, within forty-five (45) days after receipt of notice of rejection thereof.

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NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT,

THE REPLACEMENT OF THE NONCONFORMING PRODUCT(S) OR PORTION THEREOF,

AS APPLICABLE, BY PURE AS PROVIDED UNDER THIS SECTION SHALL BE THE

LICENSEE’S SOLE AND EXCLUSIVE REMEDY FOR PURE’S DELIVERY OF

NONCONFORMING PRODUCT(S).

7.	Prices and Payments

7.1.	Pricing. Pure shall invoice Licensee for each purchase using the most current price list provided to Licensee. [ * ] Licensee agrees to comply with the pricing restrictions set forth in Exhibit B hereto and shall ensure that each Sub-Licensee also complies with such pricing restrictions.

7.2.	Payment. Licensee shall pay all Pure invoices within thirty (30) days of receipt thereof. All prices are set forth in U.S. dollars and payments shall be in U.S. dollars.

7.3.	Taxes. The amount of any present or future sales, use, excise or other tax applicable to the sale or use of the products sold hereunder shall be paid by Licensee, or in lieu thereof Licensee shall provide Pure with a tax exemption certificate or similar document acceptable to such taxing authority. Licensee shall be responsible for any value added taxes, collections, sales (such as VAT or its equivalent) and excise taxes, mill assessment fees, other consumption taxes and customs duties to the extent added to the sales price and set forth separately as such in the total amount invoiced to Licensee’s sales under this Agreement.

7.4.	Late Payments. All payments due under this Agreement not received within the period due shall bear interest from the date they are due until the date they are paid in full at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is lower. If Licensee is delinquent in making payments then Licensee shall pay any and all reasonable costs, including attorneys’ fees, incurred by Pure in collecting any amounts owed under this Agreement.

8.	Shipment, Risk of Loss and Delivery

8.1.	Risk of Loss. Title to the Product(s) purchased under this Agreement will pass to the Licensee upon receipt of Product(s) by Licensee’s agent/carrier for shipment or upon the commencement of transfer of the Product(s) to a warehouse at the request of Licensee per Section 6.6 hereof. The Licensee specifically assumes the risk of loss and damage of the Product(s) upon receiving title thereto.

8.2.	Partial Shipments. The Supplier may make partial shipments of the Licensee’s orders. The Supplier shall use commercially reasonable efforts to meet the Licensee’s requested shipment schedules for the Product(s).

8.3.	Supplier’s Right to Withhold. Supplier reserves the right to withhold Product(s) shipments at any time in the event that sums payable by Licensee are past due.

9.	Supplier’s Representations and Warranties; Limitation of Liability; Exclusive Remedy; Indemnification

9.1.	No Implied Warranties. Except as set forth in Section 9.2, Supplier makes no warranty, expressed or implied, concerning the manufacture, sale and/or use of the Product(s).

9.2.	Product(s) Warranty Manufactured by Supplier. As of the date of shipment, Supplier specifically warrants to Licensee that the Product(s): (i) in all substantial ways conform to applicable United States EPA specifications and requirements; (ii) are free from defects in design, workmanship, materials and formulation; and (iii) comply in all material respects with the marketing materials provided to Licensee by Supplier.

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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9.3.	Limitation of Remedies and Damages Cap. Supplier, as an exclusive remedy to Licensee for any breach of the Supplier’s Product(s) warranty in Section 9.2, may offer to replace defective Product(s) or portion thereof, as applicable. Should this “repair or replace” exclusive remedy fail of its essential purpose, Supplier shall have the right as an exclusive “back up” remedy to refund the purchase price paid by Licensee for the portion of the Product(s) shipment that is alleged to be defective. Notwithstanding the foregoing, the Supplier shall in no case (whether in contract, tort, or otherwise) be liable to Licensee for any amount in excess of $1,000,000.00. The Parties acknowledge that the prices for Product(s) and the other terms of this Agreement were entered into in consideration of the foregoing limitations of warranty, remedy and damage cap.

9.4.	No Consequential Damages. Notwithstanding anything in this Agreement to the contrary, Supplier shall not be liable to Licensee for any special, consequential (including claimed lost profits), exemplary, punitive or incidental damages under this Agreement or on any theory of law whatsoever.

9.5.	Indemnification. Subject to the terms and conditions of this Agreement, Licensee and its Sub-Licensees (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless Pure and its representatives, officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers incurred by any Indemnified Party relating to or resulting from any third-party claim or any direct claim against Indemnifying Party alleging: (a) a breach or non-fulfillment of any of Indemnifying Party’s representations, warranties, or covenants set forth in this Agreement; (b) any negligent or more culpable act or omission of Indemnifying Party or any of its representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party’s performance under this Agreement; (c) any bodily injury, death of any person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party or any of its representatives; (d) any failure by Indemnifying Party or its personnel to comply with any applicable laws; or (e) that any of Indemnifying Party’s Intellectual Property Rights used in the design or production of SDC, or that is embodied in SDC, infringes any Intellectual Property Right of a third party. Indemnifying Party has no obligations under this Section with respect to claims to the extent arising out of: (i) any specifications, Product(s), manufacturing parts or other materials provided by any Indemnified Party; (ii) Indemnified Party’s marketing, advertising, promotion or sale of any product containing SDC; (iii) use of SDC, including use of SDC in combination with any products, materials or equipment supplied to Pure by a person other than Indemnifying Party or its authorized representatives, if the infringement would have been avoided by not using SDC or using SDC not so combined; (iv) any modifications or changes made to SDC by or on behalf of any person other than Indemnifying Party or its authorized representatives, if the infringement would have been avoided without such modification or change; or (v) goods (including SDC), products or assemblies manufactured or designed by Indemnified Party.

Subject to the terms and conditions of this Agreement, Pure shall indemnify, defend and hold harmless Licensee and its representatives, officers, directors, employees, agents, affiliates, successors and permitted assigns against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers incurred by any Indemnified Party relating to or resulting from any third-party claim or any direct claim against Indemnifying Party alleging: (a) any negligent or more culpable act or omission of Pure (including any recklessness or willful misconduct) in connection with Pure’s performance under this Agreement; or (b) any failure by Pure or its personnel to comply with any applicable laws.

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10.	Termination

10.1	Termination Events. Either Party may terminate this Agreement for material breach of any provision of this Agreement by the other Party, provided written notice of the breach has been given to the breaching Party and the breaching Party has not cured the breach within thirty (30) days after the delivery of the notice. Each Party may also terminate this Agreement upon written notice if the other Party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors and such proceeding is not favorably resolved within sixty (60) days.

10.2.	Fulfillment of Obligations. The termination of this Agreement shall not otherwise release either Party from its obligation to pay any sum that may be then or thereafter owing to the other Party nor operate to discharge any liability that had been incurred by either Party prior to any such termination.

11.	Confidential Information

11.1.	Confidentiality. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party or any of its representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its representatives prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or (e) is required to be disclosed pursuant to applicable law; provided, that the Receiving Party (i) provide prompt written notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure and (ii) disclose only that portion of the Confidential Information required to comply with such requirement. The Receiving Party shall, for ten (10) years from disclosure of such Confidential Information: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section caused by any of its representatives. On the expiration or earlier termination of this Agreement or at any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its representatives shall, promptly return all Confidential Information and copies thereof that it has received under this Agreement.

12.	Insurance

12.1.	Each Party shall maintain insurance, including product liability insurance and commercial general liability insurance, with respect to its activities under this Agreement in such amount as such Party customarily maintains with respect to similar activities, but not less than such amount as is reasonable and customary in the industry and in any case not less than the following: Commercial general liability insurance written on an occurrence basis with combined bodily injury, property damage and personal injury liability limits of not less than one million U.S. dollars ($1,000,000) per occurrence and two million U.S. dollars ($2,000,000) annual aggregate; and product and/or excess liability insurance with a limit of not less than five million U.S. dollars ($5,000,000) per occurrence and five million U.S. dollars ($5,000,000) annual aggregate. Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such Party customarily maintains insurance for itself covering similar activities. Each Party shall name the other Party as an additional insured under its policy. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

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13.	General Provisions

13.1.	Further Actions. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts necessary to give full effect to this Agreement.

13.2.	Relationship of the Parties. The relationship between Licensee and Pure is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Except as otherwise expressly set forth in this Agreement, neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

13.3.	Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any purchase orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.4.	Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 3, 4.1, 7.4, 8.1, 9, 10.2, 11.1 and 13 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

13.5.	Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth in the preamble to this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

13.6.	Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement was drafted with input from both Parties. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted because such Party drafted an instrument or caused an instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

13.7.	Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

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13.8.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.9.	Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of each Party.

13.10.	Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (a) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (b) any act, omission or course of dealing between the Parties.

13.11.	Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

13.12.	Assignment. Licensee may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Pure. Pure may assign any of its rights or delegate any of its obligations to any affiliate or to any person acquiring all or substantially all of Pure’s assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

13.13.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

13.14.	Dispute Resolution. Each and all disputes and controversies arising out of and/or related to this Agreement and the transactions contemplated by this Agreement (whether in contract, tort, or otherwise) shall be determined exclusively by binding arbitration in accordance with the then-current commercial dispute procedures of the American Arbitration Association (AAA), and will be conducted in California only in the counties of San Diego or Los Angeles. This Dispute Resolution clause has been bargained for separately from the other terms of this Agreement and claims of invalidity, ineffectiveness, or unenforceability of the entire Agreement shall not affect the validity or enforceability of this Dispute Resolution paragraph. Any Party who files a litigation regarding any such dispute or who seeks to institute arbitration other than in San Diego or Los Angeles County hereby stipulates to the immediate dismissal of such litigation or non-San Diego / non-Los Angeles arbitration without prejudice upon ex parte application of the Party seeking arbitration. The arbitrator shall have the power under AAA provision R-36 (Interim Measures) and the AAA Optional rules for Emergency Measures of Protection to order “Interim Measures” (including injunctive relief), and the authority to order discovery, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute consistent with the expedited nature of arbitration. The Parties expressly, and voluntarily waive any right to assertion of the principle(s) of “comity” or “inconvenient forum.” The Parties each expressly forever waive any right to trial by jury. The Parties agree to share pro rata and timely contribute any and all monies requested by AAA or the arbitrator or required under applicable AAA rules in connection with the binding procedure. Failure to timely pay a Party’s pro rata share of AAA and/or arbitrator costs and expenses shall constitute a material breach of this dispute resolution agreement; the non-paying Party shall be considered in default and will not thereafter be entitled to participate in the proceeding. The prevailing Party in any such dispute shall be entitled to attorneys’ fees and costs. The arbitration shall be “self-executing,” such that no order to compel by any court is necessary to enforce compliance with the terms of this paragraph against a Party who declines to voluntarily participate in the AAA procedure. Should one of the Parties fail to respond to a request to arbitrate or otherwise decline to participate in the procedure, the AAA administration shall appoint a neutral arbitrator who is empowered by this paragraph 13.14to entertain evidence from the participating Party and enter a binding award accordingly. Notwithstanding the permissive venue statutes enunciated in Cortez Byrd Chips, 529 U.S. 193 (2000), the award of the arbitrator may be rendered as a judgment or, alternately, vacated (or otherwise challenged) only by a petition filed in either San Diego County Superior Court or Los Angeles County Superior Court or in the United States District Court sitting in San Diego or Los Angeles County. In the event a petition to confirm or vacate any arbitration award hereunder is brought by one of the Parties in a venue other than a San Diego County Superior Court or a Los Angeles County Superior Court or in the United States District Court sitting in San Diego or Los Angeles County, the Party filing such petition expressly stipulates to an ex parte order of such other court immediately dismissing said petition without prejudice, and for an order for actual attorney’s fees in favor of the non-filing Party.

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13.15.	Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

13.16.	Counterparts. This Agreement may be executed by fax or in the original in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.

13.17.	Force Majeure. Neither Party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control including the following each to be deemed a “Force Majeure”: fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty or accident, lack or failure of transportation facilities, inability to obtain shipping space, epidemic, earthquake, storm, flood, drought, government declarations of disaster, allocation of product or price increases by suppliers or other lack or shortage of sources of supply of labor, transportation, raw materials, power, fuel or supplies, war, revolution, civil commotion, terrorism acts of public enemies, blockade, or embargo, any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental authority, or any other causes whatsoever; whether similar or dissimilar to those above beyond the reasonable control of such party. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. A Force Majeure shall not be applicable to any payment obligations of either Party.

13.18.	No Public Announcements. Unless expressly permitted under this Agreement, neither Party shall either: (a) make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, Pure or its business unless: (i) it has received the express written consent of Pure, or (ii) it is required to do so by law or under the rules of any stock exchange to which it is subject; or (b) use any of Pure’s Trademarks without the prior written consent of Pure.

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The Parties hereto have executed this Agreement by persons duly authorized as of the Effective Date.

PURE BIOSCIENCE, INC.

By:	/s/ Tom Y. Lee
Name:	Tom Y. Lee
Title:	Chief Executive Officer and President

PACKERS SANITATION SERVICES, INC.

By:	/s/ Doug Sharp
Name:	Doug Sharp
Title:	President

Exhibit A – Licensee Product Rights

AUTHORIZED TRADEMARK(s): Pure approves the use of PURE’s “SDC” and “PURE HARD SURFACE” trademarks for Licensee’s commercialization of the Product(s).

PRODUCT(s):

PURE® HARD SURFACE - (EPA #72977-5-73912) hard surface disinfectant / food contact surface sanitizer;

PURE® MultiPurpose & Floor Cleaner Concentrate; and

PURE® MultiPurpose Hi-Foam Cleaner Concentrate.

TERRITORY:

The United States of America and only within the Field of Use and within the Distribution Channel(s) described below.

FIELD OF USE:

●	[ * ]

NON-EXCLUSIVE DISTRIBUTION CHANNEL(s):

o	[ * ]

The Licensee shall have the following Exclusive Distribution Channel(s) as its exclusive territory, whereby Pure agrees during the Term of this Agreement to not directly sell or distribute Product(s) to customers within the Exclusive Distribution Channel(s). This Exclusive Distribution Channel(s) shall remain exclusive for so long as Licensee meets its Minimum Purchase Volume obligations as stated in Exhibit B. Any loss of exclusivity by Licensee shall not prohibit Licensee from continuing to sell and distribute Product(s) within the Exclusive Distribution Channel(s).

EXCLUSIVE DISTRIBUTION CHANNEL(s):

o	[ * ]

EXHIBIT B

pricing & minimum purchase volumes

PRODUCT(S) PRICING IN U.S. DOLLARS

Item #	Item Description	*Price Each	Pallet Quantity
93355	55 Gallon Drum Pure Hard Surface	$[ * ]	[ * ]
$

*Product pricing does not include the following fees:

a)	freight, processing fees, order fulfillment fees, postage and transportation charges including handling and insurance; and
b)	sales (such as VAT or its equivalent) and excise taxes, other consumption taxes and customs duties to the extent added to the sales price and set forth separately as such in the total amount invoiced.

Product packaging notes:

a)	Product to be packaged in pallet quantities only; and
b)	All containers, closures & cartons to be per PURE’s standard packaging specifications.

SUB-LICENSEE PRICING

[ * ]

MANUFACTURER SUGGESTED RETAIL PRICE (MSRP)

[ * ]

MINIMUM PURCHASE VOLUME

Licensee will fulfil the below stated Minimum Purchase Volume to maintain its exclusivity in the Exclusive Distribution Channel(s) as set forth in the attached Exhibit A. Licensee will fulfill this Minimum Purchase Volume by issuing individual purchase orders in accordance with the terms set forth in this Agreement and under the schedule set forth below.

Minimum Purchase Volume Schedule:

Item #	Item Description	Yearly Minimum Units
93355	55 Gallon Drum Pure Hard Surface	[ * ]

Exhibit C

PACKAGING SPECIFICATIONS

Licensee is hereby approved as a Packager and agrees to strictly follow the following Packaging Specifications:

A Licensee specifically approved as a Packager must faithfully and strictly comply all with all the following regulatory requirements and conditions:

Materials

[ * ]

Batch Records

[ * ]

Equipment

[ * ]

Testing

[ * ]

Auditing

[ * ]

Environmental Factors

[ * ]

Considerations To Bottle Product

[ * ]